Exhibit 12.1
RATIO OF EARNINGS TO COMBINED FIXED CHARGES FOR CYRUSONE INC.

					Year Ended December 31,
	Successor	Successor	Successor	Predecessor
(dollars in millions)	Year Ended December 31, 2015	Year Ended December 31, 2014(a)	January 24 to December 31, 2013(a)	January 1, 2013 to January 23, 2013 (b)	2012 (b)	2011 (b)
Pre-tax income (loss) from continuing operations before adjustment for noncontrolling interests/minority interests in consolidated subsidiaries or income or loss from equity investees plus fixed charges*	$27.2	$30.0	$30.8	$(16.8)	19.9	$39.4
Fixed charges:
Interest expensed and capitalized	47.3	44.1	42.8	2.6	44.5	35.5
Appropriate portion of rentals (c)	2.5	2.2	2.2	0.5	2.9	2.4
Total fixed charges	49.8	46.3	45.0	3.1	47.4	37.9
Ratio of earnings to fixed charges(d)(e)(f)(g)	—	—	—	—	—	1.0

*
Earnings used in computing the ratio of earnings to combined fixed charges consists of income from continuing operations before income taxes, adjustment for noncontrolling interests/minority interests, income/loss from equity method investees, and fixed charges except for capitalized interest.

(a)	Consolidated results for the year ended December 31, 2014, and the period ended January 24, 2013 to December 31, 2013, are the same for both CyrusOne Inc. and CyrusOne LP.

(b)	Periods represent results of the Predecessor on a “carved-out basis” from CBI for all respective periods.

(c)	Represents the estimated portion of operating lease expense deemed to represent interest for each respective period presented.

(d)	For the years ended December 31, 2015 and 2014, earnings were insufficient to cover fixed charges by $22.6 million and $16.3 million, respectively.

(e)	For the period ended December 31, 2013 (January 24, 2013 to December 31, 2013), earnings were insufficient to cover fixed charges by $14.2 million.

(f)	For the period ended January 23, 2013 (January 1, 2013 to January 23, 2013), earnings were insufficient to cover fixed charges by $19.9 million.

(g)	For the year ended December 31, 2012, earnings were insufficient to cover fixed charges by $27.5 million.